Exhibit 99.1

BeiGene Announces First Patient Dosed in Global Phase 3 Trial of Anti-TIGIT Antibody Ociperlimab in Non-Small Cell Lung Cancer

CAMBRIDGE, Mass. and BEIJING, China – June 17, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that the first patient was dosed in the global Phase 3 AdvanTIG-302 trial of BeiGene’s investigational anti-TIGIT antibody ociperlimab (BGB-A1217) in combination with its anti-PD-1 antibody tislelizumab, for the first-line treatment of patients with locally advanced, unresectable, or metastatic non-small cell lung cancer (NSCLC) whose tumors exhibit high PD-L1 expression and do not harbor EGFR-sensitizing mutations or ALK translocations. This marks the initiation of the first Phase 3 clinical trial in the planned global pivotal program for ociperlimab.

“Ociperlimab is a potent anti-TIGIT antibody with intact Fc function, which we believe to be critical for the anti-tumor activities of TIGIT antibodies. Ociperlimab is our fourth internally discovered molecule entering the pivotal stage of clinical development, and now one of the most advanced anti-TIGIT antibodies in development globally. We intend to explore the potential use of ociperlimab in additional settings and indications in our late-stage development program,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology, at BeiGene. “We hope that the AdvanTIG-302 trial will support a new and improved chemotherapy-free regimen for a significant portion of first-line patients with NSCLC and potentially other cancer patients with unmet needs.”

AdvanTIG-302 Trial of Ociperlimab in Combination with Tislelizumab in NSCLC

AdvanTIG-302 is a randomized, double-blind, multicenter, global Phase 3 clinical trial (NCT04746924), expected to enroll approximately 605 treatment-naïve patients with locally advanced, unresectable, or metastatic NSCLC whose tumors exhibit high PD-L1 expression and do not harbor EGFR-sensitizing mutations or ALK translocations in the United States, Australia and other countries and regions across the globe. Patients will be randomized to receive ociperlimab and tislelizumab combination treatment, pembrolizumab, or tislelizumab alone. The primary endpoints of the trial are progression-free survival (PFS) and overall survival (OS) in the intention-to-treat (ITT) population; secondary endpoints include safety and other efficacy endpoints.

For more information about the trial, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Ociperlimab (BGB-A1217)

Ociperlimab (BGB-A1217) is an investigational humanized IgG 1 monoclonal antibody discovered and being developed globally by BeiGene. An immune checkpoint molecule, BGB-A1217 is one of the most advanced anti-TIGIT antibodies in development with intact Fc function.

Targeting TIGIT provides a potential mechanism to rescue immune cells (e.g., T cells, NK cells, and dendritic cells) from the immunosuppressive tumor microenvironment, to induce an efficient antitumor immune response. The TIGIT pathway has been understood to cooperate with PD-1 to maximize the suppression of effector tumor infiltrating immune cells as well as to promote resistance to anti-PD-1 therapy. TIGIT represents a promising target with the potential to significantly improve and/or extend the therapeutic benefit of anti-PD-1 therapy to a greater number of patients.

Ociperlimab is currently being investigated in combination with tislelizumab in multiple ongoing trials, including:

•AdvanTIG-302: Phase 3 trial in untreated non-small cell lung cancer (NCT04746924);

•AdvanTIG-202: Phase 2 trial in metastatic cervical cancer (NCT04693234);

•AdvanTIG-203: Phase 2 trial in advanced esophageal squamous cell carcinoma (NCT04732494); and

•Phase 1b trial in advanced solid tumors (NCT04047862).

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has granted tislelizumab approval in three indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy; and conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies and for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, four supplemental Biologics License Applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, for patients with previously treated unresectable hepatocellular carcinoma, and for the treatment of patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors.

BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed or refractory classical Hodgkin Lymphoma (cHL; NCT04486391);

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);

•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•Phase 2 trial of tislelizumab in patients with relapsed or refractory cHL (NCT03209973);

•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the AdvanTIG-302 global Phase 3 trial of ociperlimab in combination with tislelizumab, the potential benefits of and opportunity for ociperlimab and anti-TIGIT antibodies generally, BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of ociperlimab and tislelizumab, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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Craig West	Liza Heapes or Vivian Ni
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ir@beigene.com	media@beigene.com